Exhibit 99.4

PRIVATE PLACEMENT LETTER AGREEMENT

This letter agreement (this “Letter Agreement”) is entered into as of September 26, 2013, by and among Response Biomedical Corp., a British Columbia Corporation (“Response”), OrbiMed Private Investments III, LP, a Delaware limited partnership (“OrbiMed Investments”), OrbiMed Asia Partners, LP, a Cayman Islands limited partnership (“OrbiMed Asia”), OrbiMed Associates III, LP, a Delaware limited partnership (“OrbiMed Associates” and together with OrbiMed Investments and OrbiMed Asia, “OrbiMed”), and Bloom Burton & Co. Inc., an Ontario corporation (the “Agent”).

Reference is made to (i) those certain Subscription Agreements (the “Subscription Agreements”), dated as of the date hereof, by and between Response and each of OrbiMed Investments, OrbiMed Asia and OrbiMed Associates; (ii) that certain Agency Agreement (the “Agency Agreement”), dated as of the date hereof, by and between Response the Agent; and (iii) that certain Subscription Receipt Agreement (the “Subscription Receipt Agreement”), dated as of the date hereof, by and among Response, the Agent and Computershare Trust Company of Canada. This Letter Agreement sets out certain terms upon which OrbiMed is prepared to subscribe for subscription receipts issued by Response (the “Subscription Receipts”) as further set out in the Subscription Agreements. The sale and issuance of the Subscription Receipts is referred to herein as the “Transaction”.

1.	Subscription Agreement Modifications: Each of the Subscription Agreements is hereby modified as follows:

(a)	Sections 2.1(m), 2.11, 2.13, 9.1, 9.3 and 9.4 of each of the Subscription Agreements are deemed to be deleted and of no force or effect;

(b)

Response and the Agent acknowledge and agree that notwithstanding Section 2.2(r) of each of the Subscription Agreements, no fee or commission will be payable to the Agent in connection with the subscription by OrbiMed under the Subscription Agreements.

2.	Actions by Response and the Agent: Without express written consent from OrbiMed, Response and the Agent shall not:

(a)	agree to any amendment or waiver of Section 6 (representations and warranties) or Section 11(a) (delivery of opinions) of the Agency Agreement;

(b)	agree to any changes to the Release Deadline or Release Condition, as such terms are defined in the Subscription Receipt Agreement; or

(c)	grant any waivers or exercise any discretionary authority under the Subscription Receipt Agreement or the Agency Agreement, in a manner that could adversely affect OrbiMed.

3.

Closing: Response agrees that until the earlier of (i) satisfaction of the Release Condition; and (ii) termination of the Subscription Receipt Agreement and return of the Escrowed Funds (as such term is defined in the Subscription Receipt Agreement), Response shall not issue more than $4 million of Subscription Receipts (or issue any other securities convertible into common shares on terms different then the terms of the Subscription Receipts) without OrbiMed’s prior written consent.

4.

Reimbursement of Expenses: Upon receipt of the Escrowed Funds by Response, Response shall reimburse OrbiMed for the reasonable, out-of pocket expenses (including legal fees and expenses but excluding brokerage and other similar fees) incurred by OrbiMed in connection with the transactions contemplated by the Transaction; provided that such fees and expenses shall not in the aggregate exceed $50,000 without the prior written consent of Response, such consent not to be unreasonably withheld.

5.

Representations and Warranties: Each of the parties hereto represents and warrants to each of the other parties hereto that such first party (a) has the full corporate right, power and authority to execute and deliver this Letter Agreement, and (b) this Letter Agreement has been duly executed and delivered by such party and constitutes a legal, valid and binding agreement of such party enforceable against such party.

6.	No Other Modifications: Except as modified hereby, the terms of the Subscription Agreements, Subscription Receipt Agreement and Agency Agreement shall continue in full force and effect.

7.	Further Assurances: Each party shall execute all further documents or assurances as the other party may reasonably require carry-out the terms and intention of this Letter Agreement.

8.

Governing Law: This Letter Agreement will be governed by and construed in accordance with the laws of the Province of British Columbia and any applicable federal laws of Canada, and the parties hereby exclusively attorn to the jurisdiction of the courts of competent jurisdiction of the Province of British Columbia in any proceeding hereunder.

9.

Counterparts and Electronic Means: This Letter Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument. Delivery of an executed copy of this Letter Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery of this Letter Agreement.

10.

Entire Agreement: This Letter Agreement, together with the Subscription Agreements, Agency Agreement and Subscription Receipt Agreement, constitutes the entire agreement among the parties hereto in respect of the matters referred to herein and there are no representations, warranties, covenants or agreements, expressed or implied, collateral hereto other than as expressly set forth or referred to herein or therein and supersedes any previous agreements, arrangements or understandings among the parties.

11.

Amendments; Modifications; Waivers: No alteration, amendment, modification or interpretation of this Letter Agreement or any provision of this Letter Agreement shall be valid and binding upon the parties hereto unless such alteration, amendment, modification or interpretation is in written form executed by each of the parties hereto.

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IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the date first above written.

RESPONSE BIOMEDICAL CORP.

Name:
Title:

ORBIMED INVESTMENTS III, LP

By: OrbiMed Capital GP III LLC, General Partner

Name: Carl Gordon
Title: Member

ORBIMED ASIA PARTNERS, LP

By: OrbiMed Asia GP, L.P., General Partner

Name: Carl Gordon
Title: Member

ORBIMED ASSOCIATES III, LP

By: OrbiMed Advisors LLC, General Partner

Name: Carl Gordon
Title: Member

BLOOM BURTON & CO. INC.

Name:
Title: